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                                                                   EXHIBIT 10.22

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (sometimes referred to as this "Agreement") is effective March 1, 1993 between ELDORADO BANCORP and ELDORADO BANK ("Employers") and J. B. CROWELL ("Employee").

                                    RECITALS

     A. Employers desire to retain Employee in the full-time employ of Employers as the President and Chief Executive Officer of Eldorado Bancorp and the Chief Executive Officer of Eldorado Bank for a fixed term and to provide hereby the terms of that employment.

     B. Employee has advised Employers of his willingness to continue to act in such full-time capacities as provided herein.

     NOW, THEREFORE, in consideration of the foregoing Recitals, and the terms, conditions and covenants contained herein, it is agreed as follows:

     1. Employment. Employers hereby employ Employee and Employee hereby accepts this employment and agrees to exercise and perform faithfully, exclusively, and to the best of his ability on behalf of each of the Employers the powers and duties customarily exercised and performed by (i) its President and Chief Executive Officer in the case of Eldorado Bancorp, and (ii) its Chief Executive Officer in the case of Eldorado Bank on the terms and conditions set forth herein. Employee acknowledges and agrees that he is hereby also making a moral commitment to honor this Agreement and to further the Employers' best interests during the full term of this Agreement.

     2. Employee's Services and Duties.

     2.1 During the term hereof, Employee shall:

          (a) Observe and conform to the policies and directions promulgated by Employers' respective Boards of Directors from time to time;

          (b) Assume and perform those duties customarily performed by the Chief Executive Officer of a bank, and the President and Chief Executive Officer of a bank holding company, including general executive duties and other powers and duties pertaining by law, regulations, or practice to these offices, or otherwise imposed by the Bylaws of the respective Employer;

          (c) Serve as full-time employee, and devote his ability and attention to the business of Employers during the term of this Agreement, and neither directly nor indirectly render any services of a business, commercial, or professional nature, whether as employee, partner, officer, director or shareholder, to any other person, firm, corporation or organization which in any manner competes with either Employer, whether for compensation or otherwise, nor engage in any activity which is adverse to the Employers' business or welfare, without the prior written consent of Employers; and

          (d) Act as a member of the respective Boards of Directors of Employers as he is elected thereto under applicable law, and, if so appointed or elected, as a member of any committees established by such Boards of Directors, and perform all of the duties and functions incident thereto.

     The precise services to be performed by Employee may be extended or curtailed, from time to time, at the discretion of the respective Boards of Directors of Employers, provided such services shall at all times be of the nature customarily performed by the offices referred to in paragraph 1 above. These duties and titles may be changed from time to time during the term of this Agreement by the mutual agreement of Employee and the respective Employer.

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     2.2 Nothing contained herein shall be construed to prevent Employee from investing his assets in any form or manner, or supervising these investments, provided that such investment-related activities do not, in any manner nor for any significant amount of time, interfere with his performance of services on behalf of Employers, and provided further the Employee shall not acquire any direct or indirect ownership interest in any bank or financial institution, other than Employers, where such ownership interest exceeds one percent of the total ownership interests in such financial institution. However, employee ownership restrictions in any bank or financial institution other than Employers shall only apply to banks or financial institutions that are located within the service areas of any of Employers' offices and are in direct competition with Employers.

     3. Term. The term of Employee's employment by Employers pursuant to this Agreement shall be for the period commencing on March 1, 1993 (the "Effective Date") and terminating upon the earlier of (i) December 31, 1996, or (ii) as hereinafter provided in Section 9, or (iii) upon twelve (12) months' written notice from Employee.

     4. Compensation and Other Benefits. As compensation, in full, for the services to be rendered by Employee hereunder (including for all services as a member of the Boards of Directors of Employers, and any committee of such Boards), Employers shall pay and the Employee shall accept the following compensation:

          (a) Employers shall pay to Employee a minimum salary of $200,000 per year, less all amounts accrued each year under any deferred compensation arrangement with Employee as mutually agreed upon, commencing with the Effective Date, payable in equal semi-monthly installments, less usual withholding deductions, during the term hereof. Salary increases shall only be as mutually agreed upon by Employee and the Boards of Directors of Employers.

          (b) Employers shall provide Employee annually during the term of this Agreement with a current model automobile, purchased or leased new, comparable to a domestic luxury sedan. Employers shall pay all reasonable operating expenses with regard to such automobile and shall procure and maintain in force at Employers' expense an insurance policy on such automobile which shall include collision, comprehensive, medical payments and liability coverage with the limits determined by Employers.

          (c) As additional compensation, Eldorado Bank shall pay to Employee for each of the calendar years ending during the term of this Agreement bonuses computed as follows:

             (1) The net operating income of Employers shall be determined for such years by excluding from "Earnings (loss) before income taxes", as set forth in Employers' Consolidated Statements of Earnings, the following: (i) provision for loan and lease losses, (ii) net gains and/or losses on sales of investment securities, real estate and fixed assets, and (iii) nonrecurring and non-operational items of income or expense.

             (2) There shall then be subtracted from the net operating income the sum of the loans and leases charged off for such year (net of recoveries) and state and Federal income taxes for such year (the "Net Income").

             (3) There shall then be subtracted from such Net Income amount the product of 10% multiplied by Employers' Stockholders' equity on January 1 of such year (the "Bonus Base"). For purposes of the foregoing, "Stockholders' equity" shall be the sum of contributed capital plus retained earnings plus allowances for loan and lease losses.

             (4) The Bonus Base shall then be multiplied by 5%, the product of which shall be the amount of a cash bonus to be paid to Employee for such years.

             (5) In addition, if Employee is paid a bonus for any such calendar year pursuant to item (4) above (the "Primary Bonus Amount"), the Employee may earn an additional bonus in each of the next two successive calendar years (provided Employee is an employee of Employers on the last day of such succeeding calendar year) in an amount equal to one-half ( 1/2) of such Primary Bonus Amount if the Net Income for such succeeding year is equal to or greater than the Net Income for the calendar year for which the Primary Bonus Amount was earned.

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          The above calculations shall be made by Employers' independent certified public accountants, whose determination shall be binding on Employee and Employers. Examples of such calculations are attached hereto as Exhibits A and B. It is specifically acknowledged and agreed that none of the bonuses provided for in items (4) and (5) above shall be paid or earned for any calendar year for which Employee is not an employee (for any reason including death) of Employers on December 31 of such year. Any such bonus shall be paid within 30 days after such accountants have made their determination.

          (d) Any participation by Employee in that certain Deferred Compensation Plan adopted by the Board of Directors on February 21, 1989 reduces the minimum salary amount to be paid pursuant to paragraph 4(a) above.

          (e) Notwithstanding any paragraph of this Agreement, should any material change occur with respect to the growth or profitability of the Employers, such as a merger or acquisition, the Board may choose to review and limit the annual bonus as calculated under paragraph 4(c).

          (f) At the present time there are five employees of Eldorado Bank, including Employee, who are recipients of bonuses based upon the calculations set forth in paragraph 4(c) above. The aggregate percentage participation of all such recipients, including Employee's 10% participation, is 34%. If the Board of Directors of Eldorado Bank determines from time to time, in its sole discretion, that new recipients should be added, existing recipients increased and/or existing recipients replaced and, as a result, the aggregate percentage which the Board would otherwise allocate to all such recipients at such time (the "recipients") would exceed 40%, then Employee acknowledges and agrees that Employee's then percentage shall be reduced proportionately with the percentages either previously allocated or proposed to be allocated to all other Recipients so that the maximum aggregate percentage of all Recipients will not exceed 40%.

          (g) During the term of Employee's employment under this Agreement, Employee shall be entitled to receive all other benefits of employment made available to other employees of Employers, including participation in profit sharing plans, and life, health and accident insurance on Employee in the form, kind and amount made available under group insurance coverage to employees of Employers plus executive officers insurance coverage. Notwithstanding the foregoing, Employee shall not participate in Employers' Employee Stock Ownership Plan and shall be excluded therefrom effective January 1, 1989.

     5. Expenses. Employee is authorized to incur reasonable expenses for promoting the business of Employers, including expenses for entertainment, travel and similar items. Any costs incurred by Employee for conventions, meetings, and seminars will be reimbursed by Employers as will all such reasonable expenses incurred by Employee on behalf of Employers upon presentation by Employee, from time to time, of an itemized account of his expenditures on behalf of Employers.

     6. Vacations. Employee shall be entitled to an annual vacation according to the Employers' personnel policy of not less than six (6) weeks, which shall be non-cumulative, without reduction in salary.

     7. Salary Continuation. Employee's salary continuation shall be as set forth in that certain Executive Salary Continuation Agreement dated June 19, 1991, as amended this 1st day of March, 1993.

     8. Stock Option Vestings.

     In the event of any of the following transactions:

          (a) A consolidation or merger of an Employer in which the Employee is not the continuing or surviving entity;

          (b) The Employer is party to a merger, consolidation or reorganization pursuant to which more than 50% of its shares are converted into cash or other securities;

          (c) All or substantially all of the assets of the Employer are sold or otherwise disposed of; or

          (d) The Employer dissolves or liquidates;

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all previously granted stock options then outstanding and not then otherwise fully exercisable shall, during the five business day period immediately prior to the effective date for such event shall be fully exercisable prior to such event. If such event does not thereafter occur for any reason, such options shall be reinstated. This paragraph supersedes the terms of any option agreement now or hereafter outstanding.

     9. Termination.

     9.1 Termination by Employers for Cause. Employers, by vote or written approval of their Boards of Directors duly taken in accordance with the law and the Employers' Bylaws, may terminate this Agreement immediately, at which time all obligations and liability of Employers under this Agreement shall cease (except as to benefits referred to in paragraph 7 or benefits then accrued), upon determination in good faith that Employee (i) has been adjudged guilty of a felony or a misdemeanor involving moral turpitude by a court of competent jurisdiction; (ii) has committed any act which would cause termination of coverage under the Employers' Bankers' Blanket Bond as to Employee (as distinguished from termination of coverage as to the Employers as a whole); or
(iii) was involved in criminal misfeasance or willful misconduct in the performance of his duties.

     9.2 Termination by Employers Without Cause. Employers, by vote or written approval of their Boards of Directors duly taken in accordance with the law and Employers' Bylaws, may terminate this Agreement and rights hereunder, without cause or any reason whatsoever, upon payment to Employee of the sum set forth on Exhibit C. Any pay in lieu of vacation accrued to Employee, but not taken as of the date of termination, will be deemed included in the termination pay on Exhibit C. In the event of termination under this paragraph 9.2, insurance benefits provided to Employee by Employers shall be extended at Employers' sole cost following the date of termination for the same period of time as such benefits are extended for a terminated member of the Boards of Directors of Employers at the time of Employee's termination. All remaining obligations and liability of Employers under this Agreement shall cease at the date of termination, except as to benefits referred to in paragraph 7 or benefits then accrued.

     9.3 Acquisition or Dissolution of Employers. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Employers or by any merger or consolidation where Employers are not the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of Employers. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or the corporation to which such assets shall be transferred.

     Notwithstanding the foregoing, in the event proceedings for liquidation of Employers are commenced by regulatory authorities, this Agreement and all rights and benefits hereunder shall terminate. However, Employee will have the sole option to demand and receive the lesser of (i) twelve months salary based upon the salary being paid to Employee at the time of such termination, or (ii) the balance payable under this Agreement.

     9.4 Death of Employee. If Employee dies during the term of this employment, Employer shall pay to the estate of Employee the compensation and other rights hereunder which would otherwise be payable to Employee up to the end of the following month in which his death occurs, and Employer shall have no further obligations or liability under this Agreement (except as to benefits referred to in paragraph 7 or benefits then accrued).

     9.5 Disability of Employee. If Employee becomes disabled during the term of this Agreement and such disability continues for a period of twelve (12) months out of any twelve month period, Employers may, at their option, after the expiration of such twelve month period, terminate this Agreement by giving written notice to Employee, at which time all obligations and liability of Employers under this Agreement shall cease (except as to benefits referred to in paragraph 7 or benefits then accrued). While Employee is disabled, Employers shall pay to Employee 100 percent of the monthly salary installments as provided in paragraph 4, but such installments shall be reduced by all amounts paid to Employee on account of disability insurance, worker's compensation or social security payments made to Employee arising out of his disability other than medical, hospital or similar health insurance; provided, however, that such payments by Employers shall cease

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upon the earlier of (a) the expiration of the term of this Agreement, (b) the earlier termination of this Agreement pursuant to its provisions, or (c) the continuation of Employee's disability for a period of twelve (12) months. For the purpose of this Agreement, the term "disabled" shall be defined as Employee's inability, through physical or mental illness or other cause, to perform normal and customary duties which he is required to perform under this Agreement. In determining whether Employee is disabled, Employers may rely upon the written statement provided by a licensed physician acceptable to Employers. Employee shall allow himself to be examined from time to time by any licensed physician selected by Employers and agreed to by Employee. All such examinations will be conducted within a reasonable time period.

     9.6 Miscellaneous Provisions Regarding Termination.

     (a) The paragraphs in this Agreement providing for Employers' right to terminate this Agreement shall be interpreted wholly independent from and without reference to one another and shall not be construed to impair or in any manner limit Employers' right to otherwise terminate this Agreement for valid cause pursuant to the laws of the State of California.

     (b) Any written notice to be given to Employee by Employers may be given either by personal delivery to Employee, or by mail, registered or certified, postage prepaid with return receipt requested, addressed to Employee at his then current residence.

     (c) Employee may exercise Employees' rights to exercise any stock options vested prior to termination or resignation, if any, and as provided in a Stock Option Plan and Stock Option Agreement to which Employee is a party.

     10. Payments Upon Merger, Acquisition or Dissolution of Employers. In the event of any merger, acquisition, consolidation or transfer of assets where the Employer is not the surviving or resulting corporation, or where 50% or more of an Employer's shares are converted into cash or other securities, and the Employee is subsequently terminated pursuant to paragraph 9.2 above prior to the end of this Agreement, the surviving or resulting corporation shall pay the Employee $200,000 per year for the lesser of one (1) year or to age 65, but not less than what would be paid pursuant to Exhibit C, in all cases inclusive of any amounts accrued under any deferred compensation arrangement for the benefit of Employee.

     11. Assignment. This Agreement shall be binding upon and inure to the benefit of Employers, their successors and assigns. Employee may not assign all or any part of this interest under this Agreement without the prior written consent of Employers.

     12. Receipt of Agreement. Each of the parties hereto acknowledges that he or it has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

     13. California Law. This Agreement is to be governed by and construed under the laws of the State of California except to the extent that any federal law regulating banks may apply.

     14. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     15. Invalid Provisions. Should any part of this Agreement for any reason be declared invalid, the validity and binding effect of any remaining portion shall not be affected, and the remaining portion of this Agreement shall remain in force and effect as if this Agreement had been executed with the invalid provisions eliminated.

     16. Entire Agreement. This Agreement contains the entire Agreement between the parties with respect to the employment of Employee by Employers and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by both parties. This Agreement supersedes the Employment Agreement dated January 1, 1989 between Employers and Employee.

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     17. Waiver of Breach.  The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

     18. Indemnification. Eldorado Bancorp and Employee hereby confirm the Indemnification Agreement dated May 18, 1988.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the day and year herein before set forth.

                                          /s/          J. B. CROWELL
                                          --------------------------------
                                                      J. B. Crowell

                                          ELDORADO BANCORP

                                          By: /s/       GEORGE H. WELLS
                                          --------------------------------

                                          ELDORADO BANK

                                          By: /s/       GEORGE H. WELLS
                                          --------------------------------

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